Exhibit 10.17

NBI DEVELOPMENT, INC.

750 Battery Street, Suite 600

San Francisco, CA 94111

January 16th, 2007

CONFIDENTIAL

Andre Walker

Dear Andre:

On behalf of NBI Development, Inc. (the “Company” or “NBI”) we are very pleased to offer you the position of Senior Vice President — Research and Development. This position reports directly to the CEO. Your start date with NBI will be Monday, February 12, 2007.

You will be paid a monthly salary of $20,833.00 (which is annualized to $250,000.00) less appropriate taxes and withholdings. As we have discussed, the Company is in the process of adopting an Equity Incentive Plan (the “EIP”). If the EIP is adopted, the Company will grant you Incentive Stock Option equal to l.75% of the fully diluted shares outstanding as of January 1, 2007. It is anticipated that the EIP would provide for a four year vesting schedule under which, subject to your continuous service with the Company, your grant would vest 12/48 on the first anniversary of your employment and l/48th of the total shares beginning in month 13 of your employment until fully vested on the fourth anniversary of your employment with NBI. In addition you will have the opportunity solely in the discretion of the Company and subject to approval of the Compensation Committee of the Company’s Board of Directors to buy common stock on terms to be determined by the Board of Directors of the Company. You will also be eligible for all benefits described in enclosed NBI Development Inc Benefit Summary.

As a condition of employment with NBI, you will be required to sign a Proprietary Information and Invention Agreement, which includes confidentiality and nondisclosure agreements and assignment to NBI your inventions during employment involving products, procedures or processes with which you will be involved at NBI.

Although we hope that your employment with NBI is mutually satisfactory, please note that your employment at NBI is “at will.” This means that you may resign from NBI at any time with or without cause, and NBI has the right to terminate your employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

Our offer is contingent on (a) your being able to deliver to NBI satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (b) your providing NBI with evidence satisfactory to NBI that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to NBI or (ii) give rise to a third party claim to any intellectual property developed by NBI or by you on behalf of NBI during your employment with the Company.

Andre, we are very excited about the prospect of you joining NBI as a key member of our team. Your active involvement will be critical in ensuring that we are successful in building the company to the level of achievement which we know is possible.

We request that you indicate acceptance of our offer no later than 5:00 pm Friday, January 19, 2007 (at which time this offer will expire if not accepted). To accept our offer, please sign and date this letter below, retain one copy for your records and return the other copy in the enclosed envelope.

Please feel free to call me with any questions you may have.

Sincerely,

NBI DEVELOPMENT, INC.

By:	/s/ Konstantinos Alataris
Konstantinos Alataris,
Chief Executive Officer

Agreed to and Accepted:

/s/ Andre Walker
Andre Walker

Date: 1/17/2007